Exhibit 5.7

CONSENT OF I. GLACKEN

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation (File No. 333-190073).

/s/ Ian Glacken
By:	Ian Glacken
Title:	Principal Consultant
Company:	Optiro Pty Ltd.

Dated:	January 15, 2014